Exhibit 99.1

Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Completes Acquisition of Crane & Co., Inc. (“Crane Currency”)

STAMFORD, CONNECTICUT - January 10, 2018 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it has completed the previously announced acquisition of Crane Currency.
Mr. Max Mitchell, President and Chief Executive Officer of Crane Co., said, “We are extremely pleased to add Crane Currency to our Payment & Merchandising Technologies business. Crane Currency is the fastest growing, fully integrated global currency provider in the global banknote supply and security industry, and it is an excellent fit to complement our expanding presence in the currency and payment markets. We believe that the combined businesses will be stronger together, offering end-to-end currency and security solutions, from substrate manufacturing and banknote design and printing to micro-optics and banknote validation.”
Crane Co. will provide additional information related to the acquisition on January 29 in connection with its fourth quarter earnings release, and on March 1 during its Annual Investor Day conference.
About Crane Currency
Crane Currency has been a producer of currency products for more than 200 years and is entrusted by more than 50 central banks to play an integral role in the design and manufacture of their nations’ banknotes. From substrates to the most advanced micro-optic security elements and design, Crane Currency is a responsive partner focused on delivering innovative products and solutions that meet customers’ most demanding requirements. Crane Currency is a business unit within Crane Co.’s Payment & Merchandising Technologies segment.

About Crane Co.
Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 12,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.
(CR-G)

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